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                                                             EXHIBIT 5.1

                          [QUARLES & BRADY LETTERHEAD]


                                                           October 11, 1996


Unison HealthCare Corporation
7272 East Indian School Road, Suite 214
Scottsdale, Arizona 85251


Gentlemen:

        Unison HealthCare Corporation (the "Company") is filing concurrently herewith its Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the Registration Statement, the Company is registering 540,000 shares of its Common Stock, $.001 par value (the "Shares"), for issuance by the Company in an overall transaction involving the acquisition (the "Acquisition") by the Company of American Professional Holding, Inc. and Memphis Clinical Laboratory, Inc.

        In connection with such registration, we have examined such corporate records, certificates of public officials and officers of the Company, and other documents and records as we have considered necessary or proper for the purpose of this opinion.

        Based upon the foregoing and having regard to legal considerations that we deem relevant, we are of the opinion that the Shares covered by the Registration Statement when issued in the Acquisition, as described in the Registration Statement, will have been duly authorized and legally issued, and will be fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to us under the caption "Legal Matters" in the Prospectus/Proxy and Information Statement contained in the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                     Very truly yours,

                                     Quarles & Brady